Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

This unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 after giving effect to (a) Sprint Nextel Corporation’s (“Sprint”) acquisition of all of the remaining equity interests in Clearwire Corporation (“Clearwire”) not previously held by Sprint (the “Clearwire Acquisition”), which was consummated on July 9, 2013 and (b) the merger whereby Sprint became a wholly owned subsidiary of Starburst II, Inc. (“Starburst II” or “Parent”) on July 10, 2013 (the “SoftBank Merger”), pursuant to the Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012, April 12, 2013 and June 10, 2013 (the “Merger Agreement”). In connection with the consummation of the SoftBank Merger, Starburst II changed its name to Sprint Corporation, Sprint Corporation became the parent company of Sprint Nextel Corporation and Sprint Nextel Corporation changed its name to Sprint Communications, Inc. (“Sprint Communications”). In addition, in order to align with SoftBank’s reporting schedule, Sprint Corporation’s Board of Directors approved a change in fiscal year end to March 31, effective March 31, 2014. An unaudited pro forma condensed combined statement of operations for the three month transition period ended March 31, 2014 and the three months ended June 30, 2014, and an unaudited pro forma condensed combined balance sheet have not been included in this unaudited pro forma condensed combined financial information because the Clearwire Acquisition and the SoftBank Merger have been reflected in Sprint Corporation’s audited Consolidated Statement of Comprehensive Loss for the three month transition period ended March 31, 2014, and in the unaudited Consolidated Balance Sheet and unaudited Consolidated Statement of Comprehensive Income as of and for the three month period ended June 30, 2014.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 was prepared using the historical condensed consolidated statements of operations of Sprint Corporation for the year ended December 31, 2013, Sprint for the 191 days ended July 10, 2013 and Clearwire for the 190 days ended July 9, 2013, giving pro forma effect to the Clearwire Acquisition and SoftBank Merger as if these transactions had been consummated on January 1, 2013. The unaudited pro forma condensed combined statement of operations has been adjusted to give pro forma effect to events that are (1) directly attributable to the Clearwire Acquisition and the SoftBank Merger, (2) factually supportable, and (3) expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined statement of operations has been prepared on a basis to illustrate the transactions undertaken in connection with the SoftBank Merger and the Clearwire Acquisition separately to enable the users of this information to view the pro forma effect of each transaction. Accordingly, the pro forma effect of the Clearwire Acquisition has been labeled “Pro Forma Condensed Combined – Sprint & Clearwire” in the unaudited pro forma condensed combined statement of operations and the pro forma effect of the SoftBank Merger has been labeled “Pro Forma Condensed Combined” in the unaudited pro forma condensed combined statement of operations.

Clearwire Acquisition

On July 9, 2013 (“Clearwire Acquisition Date”), Sprint completed the Clearwire Acquisition. Immediately prior to the completion of the Clearwire Acquisition, Sprint owned 739,010,818 shares of Clearwire common stock representing approximately 50.1% of a non-controlling voting interest of the total issued and outstanding common stock. As a result of the Clearwire Acquisition, each share of common stock of Clearwire, par value $0.0001 per share, other than shares owned by Sprint, was converted into the right to receive $5.00 per share in cash. The cash consideration paid totaled approximately $3.5 billion, net of cash acquired of $198 million. Approximately $125 million of the cash consideration was accrued as of June 30, 2014 for dissenting shares relating to stockholders who exercised their appraisal rights.

SoftBank Merger

On October 5, 2012, Parent was established by SoftBank Corp., a Japanese Kabushiki Kaisha (“SoftBank”), for the purpose of acquiring a controlling interest in Sprint.

The SoftBank Merger was consummated on July 10, 2013 (“SoftBank Merger Date”). Pursuant to a bond agreement, Sprint issued a bond to Starburst II on October 22, 2012 with a principal amount of $3.1 billion, interest rate of 1%, and maturity date of October 15, 2019, which was converted into 590,476,190 shares of Sprint common stock at $5.25 per share immediately prior to consummation of the SoftBank Merger. Sprint stockholders received consideration in a combination of cash and stock, subject to proration. As a result of the completion of the SoftBank Merger (pursuant to which SoftBank acquired an approximate 78% interest in Sprint Corporation) and subsequent open market stock purchases, SoftBank owns approximately 80% of the outstanding voting common stock of Sprint Corporation and other stockholders own the remaining 20%, which consist of common shares issued pursuant to the Merger Agreement. The purchase price included $16.6 billion of cash consideration paid to Sprint stockholders, the estimated fair value of the 22% interest in Sprint Corporation issued to former stockholders of Sprint of $5.3 billion, and the estimated fair value of Sprint Corporation equity awards issued to holders of Sprint equity awards of $193 million. Additionally, SoftBank provided an equity contribution of $1.9 billion to Sprint Corporation at the close of the SoftBank Merger, which was not distributed to former stockholders of Sprint. Upon consummation of the SoftBank Merger, SoftBank, through one of its subsidiaries, received a five-year warrant to purchase approximately 55 million shares of Sprint Corporation for $5.25 per share which would yield approximately $288 million in proceeds upon exercise. The warrant has not been exercised to date.

Upon consummation of the SoftBank Merger, Sprint became a wholly-owned subsidiary of Sprint Corporation and Sprint Corporation has become the successor registrant to Sprint under Rule 12g-3 of the Securities Exchange Act of 1934 (“Exchange Act”) and has become the entity subject to the information requirements of the Exchange Act for filings with the Securities and Exchange Commission subsequent to the consummation of the SoftBank Merger.

Unaudited Pro Forma Condensed Combined Statement of Operations Considerations

The unaudited pro forma condensed combined statement of operations was prepared to illustrate the pro forma effect of the combination of Sprint Corporation, Sprint and Clearwire using the estimated fair value of the consideration transferred as of each acquisition date as though the acquisition date for each transaction was January 1, 2013. The unaudited pro forma condensed combined financial information adjusts the actual combined historical results for items that are recurring in nature and directly attributable to the Clearwire Acquisition and SoftBank Merger. The pro forma net loss presented excludes certain non-recurring items such as Sprint’s gain on its previously held interest in Clearwire and transaction costs associated with the Clearwire Acquisition and SoftBank Merger. As a result, the unaudited pro forma condensed combined financial information presented below excludes a net gain of $1.4 billion and acquisition related costs of approximately $169 million. The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Clearwire Acquisition and the SoftBank Merger.

This unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial information and accompanying notes of Sprint Corporation, Sprint, and Clearwire and the unaudited historical financial information of Sprint Corporation for the three months ended June 30, 2014. The unaudited pro forma condensed combined financial information has been prepared based on estimates and assumptions, which management believes are reasonable, and is not necessarily indicative of the results of operations that Sprint Corporation would have achieved had the Clearwire Acquisition and/or the SoftBank Merger actually occurred on January 1, 2013, nor is it indicative of the future results of the combined company.

Sprint Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2013

(in millions, except per share amounts)

	Sprint Corporation(1)	Pro Forma Condensed Combined — Sprint & Clearwire(2)	Pro Forma Adjustments		Pro Forma Condensed Combined
Net operating revenues	$16,891	$19,030	$(65	)(4a)	$35,955
			99	(4b)
Net operating expenses
Cost of services and products	9,777	10,904	58	(4c)	20,675
			(64	)(4a)
Selling, general and administrative	4,841	5,328	(36	)(4d)	9,983
			(150	)(4e)
Severance, exit costs and asset impairments	309	621	—		930
Depreciation and amortization	2,934	3,482	(448	)(4f)	6,662
			694	(4g)
Other, net	—	(22)	—		(22)

	17,861	20,313	54		38,228

Operating loss	(970)	(1,283)	(20)		(2,273)

Other income (expense)
Interest income (expense)	(918)	(1,290)	427	(4h)	(1,781)
Equity in losses of unconsolidated investments and other, net	73	2	—		75

	(845)	(1,288)	427		(1,706)

Loss before income taxes	(1,815)	(2,571)	407		(3,979)
Income tax expense	(45)	(94)	(23	)(4i)	(162)

Net loss	$(1,860)	$(2,665)	$384		$(4,141)

Basic and diluted net loss per common share	$(0.54)	$—	$—		$(1.06)

Basic and diluted weighted average common shares outstanding	3,475	—	428	(4j)	3,903

(1)	Includes the activity of Sprint Corporation (formerly Starburst II) for the year ended December 31, 2013 and the activity of Sprint Communications and Clearwire, beginning on July 11, 2013 and July 10, 2013, respectively (post-merger periods).
(2)	See Sprint & Clearwire Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2013 on page 4.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Sprint & Clearwire

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2013

(in millions, except per share amounts)

	Sprint(1)	Clearwire Corporation (Note 6a)(2)	Pro Forma Adjustments		Pro Forma Condensed Combined — Sprint & Clearwire
Net operating revenues	$18,602	$666	$(238	)(6bii)	$19,030
Net operating expenses
Cost of services and products	10,545	618	(32	)(7a)	10,902
			(244	)(6bii)
			15	(6biii)
Selling, general and administrative	5,067	295	(19	)(7b)	5,328
			(15	)(6biii)
Severance, exit costs and asset impairments	652	—	(31	)(7c)	621
Depreciation and amortization	3,245	371	(126	)(7d)	3,483
			(7	)(7e)
Other, net	(22)	—	—		(22)

	19,487	1,284	(459)		20,312

Operating loss	(885)	(618)	221		(1,282)

Other income (expense)
Interest income (expense)	(1,135)	(305)	124	(7f)	(1,290)
			26	(6bi)
Equity in losses of unconsolidated investments and other, net	2,463	6	(2,444	)(6bi)	1
			(24	)(6bi)

	1,328	(299)	(2,318)		(1,289)

Income (loss) before income taxes	443	(917)	(2,097)		(2,571)
Income tax expense	(1,601)	(185)	1,473	(6bi)	(94)
			219	(7g)

Net loss	$(1,158)	$(1,102)	$(405)		$(2,665)

Basic and diluted net loss per common share	$(0.38)	$—	$—		$(0.88)

Basic and diluted weighted average common shares outstanding	3,027	—	—		3,027

(1)	Derived from the historical audited consolidated results of operations for Sprint for the 191 days ended July 10, 2013, the date of the SoftBank Merger.
(2)	Derived from the historical audited consolidated results of operations for Clearwire Corporation for the 190 days ended July 9, 2013, the date of the Clearwire Acquisition.

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, which is based on authoritative guidance for business combinations and fair value concepts. The unaudited pro forma condensed combined statements of operations were prepared on the basis of accounting principles generally accepted in the United States of America utilizing the SEC’s guidance under Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information and accompanying notes reflect an allocation of the purchase prices as if the Clearwire Acquisition and the SoftBank Merger had been consummated on January 1, 2013.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Several valuation techniques have been utilized to determine the estimated fair value of assets acquired and liabilities assumed for purposes of these unaudited pro forma condensed combined financial information. The following table outlines the general valuation methods used to estimate fair value for the material assets acquired and liabilities assumed:

Asset acquired or liability assumed	Valuation Technique
Current assets and current liabilities	Current assets and liabilities are generally reflected at historical carrying amounts on the basis that these amounts approximate estimated fair value.

Property, plant and equipment, net	Net property, plant and equipment was calculated using a cost approach which estimates the fair value of property, plant and equipment needed to replace the functionality provided by the existing property and equipment.

Tradenames	Indefinite and definite lived tradenames were determined using a relief from royalty approach, which estimates the amount a market participant would pay to utilize the acquired tradenames.

FCC licenses	FCC licenses were determined by analysis of market comparables in addition to the use of an income approach, the Greenfield direct value method, which estimates value through estimating discounted future cash flows of a hypothetical start-up business.

Customer relationships	Customer relationships were estimated using an excess earnings approach, which estimates value through estimating discounted future cash flows of existing customers as of the measurement date.

Long-term debt	Long-term debt was determined based on quoted prices in active markets or by using other observable inputs that are derived principally from or corroborated by observable market data.

Lease contracts	Estimated based on an income approach comparing contractual rents to current market rates.

The unaudited pro forma condensed combined financial information has been prepared based on estimates and assumptions which management believes are reasonable, and is not necessarily indicative of the results of operations that Sprint Corporation would have achieved had the Clearwire Acquisition and/or the SoftBank Merger actually occurred on January 1, 2013, nor is it indicative of the future results of the combined company.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Clearwire Acquisition and the SoftBank Merger.

SoftBank Merger

Note 2 — Consideration Transferred

The fair value of consideration transferred, which is measured at the estimated fair value of each element of consideration transferred as of the SoftBank Merger Date, was determined as the sum of (a) cash transferred to Sprint’s former stockholders, (b) the number of shares of Sprint Corporation common stock issued to Sprint stockholders and (c) share-based payment awards (replacement awards) exchanged for awards held by Sprint employees. The fair value of the consideration transferred was based on the most reliable measure for each element of consideration, which was determined to be the market price of Sprint Corporation common shares as of July 11, 2013 for all non-cash consideration. The fair value of the investments by SoftBank was determined based on the cash transferred, including $3.1 billion to purchase a convertible bond and a $1.9 billion capital contribution at the close of the SoftBank Merger.

The estimated fair value of the consideration transferred, based on the market price of Sprint Corporation common stock, as determined using the closing price on the New York Stock Exchange as of July 11, 2013, and the investments by SoftBank are as follows:

Consideration transferred and investments by SoftBank (in millions):
Cash consideration paid to Sprint stockholders (i)	$16,640
Issuance of Sprint Corporation common stock to former Sprint stockholders (ii)	5,344
Estimated value of Sprint Corporation equity awards issued to holders of Sprint equity awards for service provided in the pre-combination period (iii)	193

Total purchase price to be allocated	22,177
Convertible Bond (iv)	3,100
Additional capital contribution made by SoftBank (i)	1,900

Total consideration transferred and investments by SoftBank	$27,177

(i)	In accordance with the Merger Agreement, SoftBank, through one of its subsidiaries, capitalized Sprint Corporation with approximately $18.5 billion in cash. Approximately $16.6 billion was distributed to former Sprint stockholders and approximately $1.9 billion remained in the cash balance of Sprint Corporation for general corporate purposes.
(ii)	Represents approximately 851 million shares of Sprint Corporation stock issued to former Sprint stockholders multiplied by $6.28, Sprint Corporation’s closing share price on July 11, 2013, the first day that Sprint Corporation stock was traded following consummation of the SoftBank Merger.
(iii)	In accordance with applicable authoritative accounting guidance, the fair value of replacement awards attributable to pre-acquisition service is recorded as part of the consideration transferred in the SoftBank Merger, while the fair value of replacement awards attributable to post-acquisition service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The portion of Sprint Corporation equity awards attributable to pre-acquisition and post-acquisition service is estimated based on the ratio of vested to unvested equity awards. The fair value of Sprint Corporation’s equivalent equity awards was estimated as of July 10, 2013, using the Black-Scholes valuation model utilizing various assumptions for stock options and using Sprint Corporation’s stock price for valuation of restricted stock units.
(iv)	See Note 3 — Bond Purchase Agreement.

Purchase Price Allocation

The consideration transferred has been allocated to assets acquired and liabilities assumed based on their estimated fair values as of the SoftBank Merger Date, inclusive of the Clearwire Acquisition. The allocation of consideration transferred was based on management’s judgment after evaluating several factors, including a valuation assessment. Management finalized its purchase price allocation during the three months ended June 30, 2014.

The following table summarizes the purchase price allocation of consideration transferred:

Purchase Price Allocation (in millions):
Current assets	$8,576
Investments	133
Property, plant and equipment	14,558
Identifiable intangibles	50,672
Goodwill	6,343
Other assets	244
Current liabilities	(10,623)
Long-term debt	(29,481)
Deferred tax liabilities	(14,256)
Other liabilities	(3,989)

Net assets acquired, prior to conversion of the Bond	22,177
Conversion of Bond	3,100

Net assets acquired, after conversion of the Bond	$25,277

Identifiable intangible assets acquired in the SoftBank Merger include the following:

	Estimated Fair Value	Weighted Average Useful Life
	(in millions)
Indefinite-lived intangible assets:
FCC licenses	$35,769	n/a
Trademarks	5,935	n/a
Intangible assets subject to amortization:
Customer relationships	6,923	8
Other definite-lived intangible assets
Favorable spectrum leases	884	23
Favorable tower leases	589	6
Trademarks	520	34
Other	52	10

	$50,672

Note 3 — Bond Purchase Agreement

On October 22, 2012, Sprint issued a bond, under the terms of a bond purchase agreement, as amended, to Parent with a principal amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019, which was convertible into approximately 590 million shares of Sprint common stock, subject to adjustment. The bond was converted into approximately 590 million shares of Sprint common stock immediately prior to consummation of the SoftBank Merger.

No pro forma adjustments are necessary with regard to the issuance of the bond as the issuance occurred on October 22, 2012 and is included in the audited historical financial information for the year ended December 31, 2013.

Note 4 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)

Reflects the elimination of deferred revenues and costs recognized in the historical statement of operations of Sprint primarily related to amounts collected or incurred by Sprint at the beginning of a customer contract for upfront activation fees, and the associated costs, each of which were amortized over the longer of the contract life or the estimated customer life. The elimination of these items is factually supportable and directly related to the effect of applying purchase accounting. Deferred activation revenues and costs are not eligible for recognition in purchase accounting as they represent amounts collected and incurred in prior periods for which there is no future performance obligation or economic benefit, as applicable. As a result, amortization associated with these items has been eliminated.

(b)	Reflects the elimination of reductions, primarily to prepaid wireless revenue, that were recorded in Sprint Corporation’s consolidated statement of operations for the year ended December 31, 2013 as a result of fair value adjustments made to deferred revenue in purchase accounting. The reductions are non-recurring in nature and are directly related to the effects of applying purchase accounting. Accordingly, their effects on pro forma net loss have been eliminated.

(c)	Reflects the estimated adjustments to cost of services and products which are primarily related to increased rent expense resulting from the write-off of deferred rent balances in purchase accounting, offset by the effects of purchase price adjustments related to an overall net unfavorable operating lease liability that will be amortized on a straight-line basis over the average remaining term of the underlying leases, which approximates eight years.

(d)	Reflects the estimated adjustments to selling, general and administrative expenses which are primarily attributable to a reduction in pension expense. The reduction is as a result of the write-off in purchase accounting of unrecognized actuarial losses as of the acquisition date, which would have been amortized to expense in future periods.

(e)	Reflects the elimination of transaction costs that were recorded during the year ended December 31, 2013. These costs are directly related to the SoftBank Merger and the Clearwire Acquisition and because of the non-recurring nature of these costs, their effects on pro forma net loss have been eliminated.

(f)	Property, plant and equipment, net was decreased by $1.2 billion to its estimated fair value at July 10, 2013. The pro forma adjustment to depreciation expense was estimated using the average remaining useful lives of approximately 2 years for the adjusted assets.

(g)	Reflects the estimated adjustments to amortization expense for the purchase price adjustment related to Sprint’s customer relationships of approximately $6.9 billion, as well as definite-lived trade names and reacquired rights. The estimated fair value of Sprint’s postpaid customer relationships, approximately $6.5 billion, is expected to be amortized over 8 years while the estimated fair value of Sprint’s prepaid customer relationships, approximately $362 million, is expected to be amortized over 4 years. Amortization expense for both customer relationship assets is calculated using the sum of the years’ digits method. The estimated fair value of Sprint’s definite-lived trade names of approximately $520 million is expected to be amortized over the remaining term of the license agreement, which approximates 34 years as of January 1, 2013. This adjustment also reflects the elimination of the historical amortization expense.

(h)	Reflects the estimated decrease in interest expense resulting from the amortization of the net premium recorded as a result of adjusting Sprint’s outstanding long-term debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Sprint’s outstanding debt is being amortized over the remaining period to maturity of the debt, which varies from approximately 1 to 19 years as of December 31, 2013. This adjustment also reflects the elimination of historical interest expense resulting from the amortization of debt issuance costs, which were adjusted to zero in purchase accounting.

(i)	No tax benefit has been provided on the net pre-tax expense resulting from the pro forma adjustments. Sprint’s consolidated net operating losses and loss carryforwards will be attributed to the Sprint Corporation consolidated group. Due to Sprint’s recent history of consecutive annual losses, Sprint Corporation does not expect to record significant tax benefits from current or future net operating losses until circumstances justify the recognition of such benefits.

(j)	Reflects the estimated adjustments to weighted average common shares outstanding to give pro forma effect to the SoftBank Merger closing on January 1, 2013. To estimate the weighted average shares outstanding for the year ended December 31, 2013 for pro forma purposes, we performed the following calculation:

Sprint shares outstanding at January 1, 2013	3,010
Of Sprint shares outstanding from above, pro forma number that would be issued to non-SoftBank stockholders	835
Dilutive equity awards	40

875
Merger Agreement factor	x3.477752

Pro forma shares issued to SoftBank subsidiary by Sprint Corporation in connection with the consummation of the SoftBank Merger	3,043
Total pro forma number of shares issued to SoftBank subsidiary and non-SoftBank stockholders by Sprint Corporation	3,878

To estimate the weighted average shares outstanding for the year ended December 31, 2013, we added 25 million shares to the total above, to reflect the estimated impact of additional shares issued as a result of the exercise of equity based compensation awards.

Clearwire Acquisition

Note 5 — Consideration

The fair value of consideration, which is measured at the estimated fair value of each element of consideration transferred as of the Clearwire Acquisition Date, was determined as the sum of (a) cash transferred to Clearwire stockholders, which includes $125 million of cash held in escrow for dissenting shareholders, (b) the estimated fair value of Clearwire shares held by Sprint immediately preceding the acquisition and (c) awards (replacement awards) exchanged for share-based awards held by Clearwire employees. The fair value of the consideration transferred was based on the most reliable measure for each element of consideration, which was determined to be the $5.00 per share acquisition price, unless otherwise noted below:

Consideration:
Cash to acquire the remaining equity interests of Clearwire	$3,681
Estimated value of Sprint’s previously-held equity interests(1)	3,251
Liability to holders of Clearwire equity awards for services provided in the pre-acquisition period	59

Total purchase price to be allocated	$6,991

(1)	Equals the estimated fair value of Sprint’s previously-held equity interest in Clearwire valued at $4.40 per share, which represented an approximate 12% discount to Sprint’s acquisition price for shares not held by Sprint prior to the Clearwire Acquisition Date. The difference between $4.40 and the per share merger consideration of $5.00 represents an estimate of a control premium, which would not generally be included in the valuation of Sprint’s non-controlling interest.

Purchase Price Allocation

The consideration transferred has been allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the Clearwire Acquisition. The allocation of consideration transferred was based on management’s judgment after evaluating several factors, including a valuation assessment. Management finalized its purchase price allocation during the three months ended June 30, 2014.

The following table summarizes the purchase price allocation of consideration in the Clearwire Acquisition:

Purchase Price Allocation (in millions):
Current assets	$778
Property, plant and equipment	1,245
Identifiable intangibles	12,870
Goodwill	437
Other assets	25
Current liabilities	(1,070)
Long-term debt	(4,288)
Deferred tax liabilities	(2,130)
Other liabilities	(876)

Net assets acquired	$6,991

Identifiable intangible assets acquired in the Clearwire Acquisition include the following:

	Estimated Fair Value	Weighted Average Useful Life
	(in millions)	(in years)
Indefinite-lived intangible assets:
Federal Communications Commission (FCC) licenses	$11,884	n/a
Intangible assets subject to amortization:
Favorable spectrum and tower leases	986	21

	$12,870

Note 6 — Consolidation of Clearwire Corporation

(a)	Includes reclassifications of certain line items in Clearwire’s historical statement of operations to present information in a consistent manner with certain line items included in Sprint Corporation’s historical financial statements.

(b)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 has been adjusted as follows:

i.	To eliminate $2.4 billion of equity in losses and other recorded by Sprint in “Equity in losses of unconsolidated investments and other, net” in its historical consolidated statement of comprehensive loss for the 191 days ended July 10, 2013. Sprint’s historical equity in losses from Clearwire included Sprint’s proportionate interest in Clearwire’s net loss and amortization of underlying basis differences. During the 191 day period ended July 10, 2013 in connection with the Clearwire Acquisition, Sprint recorded a gain of approximately $2.9 billion, offset by tax expense of approximately $1.5 billion, resulting from the difference between the estimated fair value of the non-controlling interests owned prior to the acquisition and the carrying value immediately prior to the Clearwire Acquisition. The gain along with the associated tax effects was recorded in Sprint Corporation’s consolidated statements of comprehensive loss as predecessor activity. These adjustments are partially offset by the elimination of $24 million in interest income recognized by Sprint on its notes receivable from Clearwire during the 191 days ended July 10, 2013. In addition, the adjustment to “Interest expense” reflects the elimination of interest expense recognized by Clearwire on its notes payable to Sprint.

ii.	To eliminate related party activity that was recorded in the historical statements of operations of Sprint and Clearwire which were primarily related to wholesale MVNO arrangements between Sprint and Clearwire. This resulted in an adjustment to “Net operating revenues” to eliminate Clearwire’s 4G wholesale revenue from Sprint and Sprint’s 3G wholesale revenue from Clearwire which total $238 million for the year ended December 31, 2013. In addition, “Cost of services and products” was adjusted by $244 million to eliminate related cost of service and other costs for the 191 days ended July 10, 2013.

iii.	To reclassify amounts presented within selling, general and administrative expense in Clearwire’s statement of operations, including property taxes, fees and other costs, to provide conformity with Sprint’s presentation in costs of services and products.

Note 7 — Clearwire Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(a)	Reflects a decrease to cost of services and products which is primarily related to fair value adjustments to Clearwire’s leased assets, including spectrum. The adjustment to cost of services and products for amortization of the net favorable spectrum leases and net unfavorable tower leases was calculated using a weighted average remaining lease term of approximately 23 and 5 years for leased spectrum and towers, respectively.

(b)	Reflects the elimination of transaction costs that were recorded during the 191 days ended July 10, 2013. These costs are directly related to the Clearwire Acquisition and because of the non-recurring nature of these costs, their effects on pro forma net loss have been eliminated.

(c)	Reflects the elimination of severance costs that were recorded during the 191 days ended July 10, 2013. These costs are directly related to the Clearwire Acquisition and because of the non-recurring nature of these costs, their effects on pro forma net loss have been eliminated.

(d)	Reflects the estimated adjustment to depreciation expense for the purchase price adjustment of $774 million made to Clearwire’s property, plant and equipment. The adjustment to depreciation expense was calculated using a weighted average remaining useful life of approximately 3 years.

(e)	Reflects the adjustment to eliminate historical amortization expense for the purchase price adjustment of approximately $50 million made to reduce Clearwire’s other definite lived intangible assets to zero.

(f)	Reflects the estimated decrease in interest expense primarily resulting from the amortization of the net premium recorded as a consequence of adjusting Clearwire’s outstanding debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Clearwire’s outstanding debt is being amortized over the remaining period to maturity of the debt, which ranges from approximately 2 to 5 years.

(g)	The consolidated pro forma total income tax expense was calculated as if Clearwire had been a subsidiary of Sprint during the 191 days ended July 10, 2013. The pro forma tax expense is principally attributable to Sprint Corporation’s inability to schedule the reversal of taxable temporary differences resulting from tax amortization on FCC licenses as well as Sprint Corporation’s inability to recognize tax loss benefits. The difference between the combined federal and state statutory income tax rate of 39% and the resulting effective rate is primarily the result of the expected inability of Sprint Corporation’s to recognize benefits attributable to net tax losses due to the uncertainty of the ultimate realization of the tax benefits.

Note 8 — Subsequent Events

On September 30, 2014, Sprint Corporation began implementation of a workforce reduction plan and expects to recognize expense of approximately $160 million in the three month period ended September 30, 2014 for severance and related costs.